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                                                                    EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Connecticut Valley Sports, Inc. and Subsidiaries
Stevensville, Montana

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 15, 1997, except for Note 1 which is September 17, 1997 relating to the financial statements of Connecticut Valley Sports, Inc. and Subsidiaries, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                                     /s/ BDO Seidman, LLP
                                                     ---------------------
                                                     BDO Seidman, LLP

New York, New York
October 7, 1997